Exhibit 99.1
External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Investor Relations & Media Contact: Satya Chillara (408) 213-0939 schillara@aemetis.com

Aemetis, Inc. Reports Second Quarter 2017 Financial Results

CUPERTINO, Calif. – August 10, 2017 - Aemetis, Inc. (NASDAQ: AMTX), an advanced renewable fuels and biochemicals company, today announced its financial results for the three and six months ended June 30, 2017.

During the second quarter of 2017, revenues increased $7.7 million or 23% compared to the second quarter of 2016. Ethanol revenues increased 11% year over year as we shipped 16% more ethanol product to our customers. During the second quarter of 2017, Aemetis signed a three year biofuels supply agreement with BP Singapore to supply biodiesel from our India plant to the US and Europe, using our patent-pending enzymatic process technology. Our India subsidiary also received a $6 million contract to supply the India Oil Marketing Companies, and India bulk fuel customers generated increases in both revenue and gross margin.

“We have recently achieved significant milestones in our ethanol and biodiesel operating segments. Accomplishments during the second quarter include implementation of our strategy to grow the India biodiesel business through the BP Singapore supply agreement, sales to bulk fuel customers, newly approved sales to retail customers and winning supply agreements with the India Oil Marketing Companies," stated Eric McAfee, Chairman and CEO of Aemetis. "During the third quarter, we also started production of cellulosic ethanol from waste orchard wood and nutshells at our newly constructed integrated demonstration unit at the InEnTec Technology Center in Richland, Washington. Cellulosic ethanol can reduce greenhouse gas emissions up to 80% compared to gasoline. In India, we completed the construction of the first phase of our commercial pre-treatment unit and began production of biodiesel using our patent-pending enzymatic technology."

Today, Aemetis will host an earnings review call at 11:00 am Pacific (PT). For details on the call, visit: http://www.aemetis.com/investors/conference-call/

Financial Results for the Three Months Ended June 30, 2017

Revenues were $40.8 million for the second quarter of 2017, compared to $33.1 million for the second quarter of 2016. The increase in revenue was primarily attributable to increased ethanol and distillers grains volumes, as well as increased sales to bulk fuel customers in India. Gross margin for the second quarter of 2017 was $1.7 million, compared to gross margin of $1.9 million during the second quarter of 2016. Ethanol and distillers grain price declines contributed to a lower gross margin, offsetting higher volumes.

Selling, general and administrative expenses were $3.3 million in the second quarter of 2017, compared to $2.9 million in the second quarter of 2016. The largest component of the change in selling, general and administrative expense were tax penalties, returned sublease space and workmen’s compensation rate increases related to North America operations and operational support charges related to the increase in revenue at the India operations.

Operating loss was $1.7 million for the second quarter of 2017, compared to an operating loss of $1.1 million for the second quarter of 2016.

Net loss was $6 million for the second quarter of 2017, compared to a net loss of $5 million for the second quarter of 2016.

Interest expense during the second quarter of 2017 was $4.3 million, compared to $4.4 million during the second quarter of 2016.

Cash at the end of the second quarter of 2017 was $0.7 million compared to $1.5 million at the end of 2016.

Financial Results for the Six Months Ended June 30, 2017

Revenues were $72.3 million for the first half of 2017, an increase of $5.9 million compared to $66.4 million for the first half of 2016. The production of ethanol and wet distiller’s grains at the Keyes plant during the first half of 2017 increased compared to the first half of 2016. Gross profit for the first half of 2017 was $1.1 million, compared to $4.0 million during the first half of 2016. During the first half of 2017, gross profit decreased due to the higher price of feedstock at the Keyes plant compared to the same period of 2016, combined with softening in the price of wet distillers grains.

Selling, general and administrative expenses were $6.6 million during the first half of 2017, compared to $5.9 million during the first half of 2016. The increase in selling, general and administrative expenses was primarily attributable to salaries, non-cash stock compensation and marketing expense that increases along with production volume expansion.

Operating loss was $5.6 million for the first half of 2017, compared to operating loss of $2.1 million for first half of 2016.

Net loss was $14.5 million for the first half of 2017, compared to a net loss of $10.1 million during the first half of 2016.

Interest expense was $8.9 million during the first half of 2017, compared to interest expense of $8.5 million during the first half of 2016.

About Aemetis

Headquartered in Cupertino, California, Aemetis is an advanced renewable fuels and biochemicals company focused on the acquisition, development and commercialization of innovative technologies that replace traditional petroleum-based products by the conversion of ethanol and biodiesel plants into advanced biorefineries. Founded in 2006, Aemetis owns and operates a 60 million gallon per year ethanol production facility in the California Central Valley near Modesto. Aemetis also owns and operates a 50 million gallon per year renewable chemical and advanced fuel production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India and Europe. Aemetis holds a portfolio of patents and related technology licenses for the production of renewable fuels and biochemicals. For additional information about Aemetis, please visit www.aemetis.com.

NON-GAAP FINANCIAL INFORMATION

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) plus (to the extent deducted in calculating such net income) interest expense, loss on extinguishment, income tax expense, intangible and other amortization expense, depreciation expense and share-based compensation expense.

Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry in which we operate. In addition, management uses Adjusted EBITDA for reviewing financial results and for budgeting and planning purposes. EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison between companies.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, expectations for growth in India and development of our cellulosic ethanol business in North America.  Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “view,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2016, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 and in our subsequent filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

(Tables follow)

AEMETIS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues	$40,764	$33,059	$72,338	$66,385
Cost of goods sold	39,059	31,115	71,220	62,355
Gross profit	1,705	1,944	1,118	4,030

Research and development expenses	110	106	196	203
Selling, general and administrative expenses	3,262	2,902	6,557	5,901
Operating income/(loss)	(1,667)	(1,064)	(5,635)	(2,074)

Interest expense
Interest rate expense	3,164	2,955	6,006	5,633
Amortization expense	1,164	1,489	2,847	2,844
Other (income) expense	(8)	(525)	20	(461)
Income/(loss before income taxes)	(5,987)	(4,983)	(14,508)	(10,090)

Income tax expense	--	--	6	6

Net income/(loss)	$(5,987)	$(4,983)	$(14,514)	$(10,096)

Net income/(loss) per common share
Basic	$(0.30)	$(0.25)	$(0.74)	$(0.51)
Diluted	$(0.30)	$(0.25)	$(0.74)	$(0.51)

Weighted average shares outstanding
Basic	19,699	19,741	19,737	19,695
Diluted	19,699	19,741	19,737	19,695

AEMETIS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	June 30, 2017 (Unaudited)	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$667	$1,486
Accounts receivable	1,135	1,557
Inventories	6,056	3,241
Prepaid and other current assets	2,186	761
Total current assets	10,044	7,045
Property, plant and equipment, net	65,020	66,370
Intangible and other assets	4,354	4,395
Total assets	$79,418	$77,810

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$9,018	$7,842
Current portion of long term debt, notes and working capital	17,217	11,409
Mandatorily redeemable Series B convertible preferred stock	2,894	2,844
Other current liabilities	6,202	5,121
Total current liabilities	35,331	27,216
Total long term liabilities	107,672	100,407
Total stockholders' deficit	(63,585)	(49,813)

Total liabilities and stockholders' deficit	$79,418	$77,810

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME/(LOSS)
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net Income/(loss)	$(5,987)	$(4,983)	$(14,514)	$(10,096)
Adjustments:
Interest expense	4,328	4,444	8,853	8,477
Depreciation expense	1,152	1,184	2,298	2,353
Share-based compensation	195	284	604	401
Intangibles and other amortization expense	31	31	64	63
Income tax expense			6	6
Total adjustments	5,706	5,943	11,825	11,300
Adjusted EBITDA	$(281)	$960	$(2,689)	$1,204

PRODUCTION AND PRICE PERFORMANCE
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Ethanol
Gallons sold (in millions)	15.6	13.4	29.1	26.3
Average sales price/gallon	$1.80	$1.83	$1.78	$1.74

WDG
Tons sold (in thousands)	107.0	92.4	195.5	180.1
Average sales price/ton	$60	$72	$62	$71

Delivered cost of corn and milo
Bushels ground (in millions)	5.5	4.7	10.3	9.2
Average delivered cost / bushel	$4.78	$4.83	$4.85	$4.65

Biodiesel
Metric tons sold (in thousands)	4.7	1.2	5.5	7.9
Average sales price/metric ton	$876	$672	$892	$664

Refined glycerin
Metric tons sold (in thousands)	1.5	0.4	2.7	1.8
Average sales price/metric ton	$800	$621	$748	$579

Feedstock (biodiesel and glycerin)
Metric tons purchased (in thousands)	3.8	1.4	4.3	8.7
Average cost/metric ton	$830	$487	$987	$502